SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2013

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

400 Atlantic Street, 10th Floor
Stamford, Connecticut 06901
(Address of principal executive offices including zip code)

(203) 905-7801
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT.

On April 22, 2013, Charter Communications Operating, LLC, ("Charter Operating"), an indirect subsidiary of Charter Communications, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) amending certain terms of its existing Credit Agreement, dated as of March 18, 1999, as amended and restated as of April 11, 2012, by and among Charter Operating, CCO Holdings, LLC, the financial institutions party thereto from time to time and Bank of America, N.A. as the Administrative Agent (the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Amendment or in the Credit Agreement, as applicable.

The Amendment established (i) a new tranche of Term A-1 Loan in an aggregate principal amount of $750,000,000, which was fully drawn on April 22, 2013, and (ii) replaced the existing Revolving Commitments with new Revolving Commitments in an aggregate principal amount of $1,300,000,000. Amounts drawn under the Term A-1 Loan tranche were used to prepay and terminate Charter Operating's existing Term A Loans. Amounts drawn under the new Revolving Commitments to date were used to refinance Charter Operating's then existing Revolving Loans, to pay transaction related fees and expenses or are expected to be used for general corporate purposes.

The maturity date of all Term A-1 Loans is April 22, 2018. Term A-1 Loans will, at the option of Charter Operating, bear interest at the Eurodollar Rate plus 2.00% or ABR plus 1.00%, as applicable. The termination date of the new Revolving Commitments established under the Amendment is April 22, 2018. Revolving Loans will, at the option of Charter Operating, bear interest at the Eurodollar Rate plus 2.00% or ABR plus 1.00%, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

	By:	/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President - Finance, Controller and
Date: April 25, 2013		Chief Accounting Officer